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                                   EXHIBIT 5
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                               YIGAL ARNON & CO.
                              ADVOCATES AND NOTARY


                               December 30, 1999

LanguageWare.net (Company) Ltd.
22 Rivlin Street
Jerusalem 91000, Israel


Dear Sir or Madam:

Re:   Employee Share Option Plan (1995)
      Non-Employee Share Option Plan (1998)
      CEO Share Option Plan (1999)

We have acted as Israeli counsel to LanguageWare.net (Company) Ltd., a company organized under the laws of the State of Israel (the "Company"). As such, we have participated in the preparation of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration of 4,350,000 Ordinary Shares of the Company (the "Shares"), which may be issued upon the exercise of options which have been granted under the Company's Employee Share Option Plan (1995), Non-Employee Share Option Plan (1998) and CEO Share Option Plan (1999).

We have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, agreements and other documents relating to Company and such matters of law as we have considered necessary or appropriate for the purpose of giving this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Upon the basis of such examination, we are of the opinion that, when issued upon the exercise of the options described above and upon full payment by the option holders of the exercise price, and when any necessary permits have been issued by such Israeli governmental agencies as may have jurisdiction over such matters, the Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the aforesaid Form S-8.

                                Sincerely,

                                /s/ Yigal Arnon & Co.

                                Yigal Arnon & Co.